UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 3, 2026

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	000-19599	57-0425114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 S. Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 298-9800

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	WRLD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2026, World Acceptance Corporation (the “Company”) and Janet L. Matricciani agreed that Ms. Matricciani’s role as Interim President and Chief Executive Officer would terminate effective June 3, 2026. The termination is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board of Directors thanks Ms. Matricciani for her service in this interim role and is continuing its search for a permanent successor.

Conditioned on Ms. Matricciani’s execution of a separation agreement and general release, and consistent with the terms of her employment agreement, Ms. Matricciani will be entitled to receive the following: (i) a lump sum payment of her accrued salary through June 3, 2026 (the “separation date”), unused vacation pay, and expenses, as well as any vested benefits under any Company benefit plans or programs in which she was participating, through the separation date; (ii) retention of the $350,000 cash inducement award paid under her employment agreement, (iii) severance pay consisting of her continued base salary through April 12, 2027 in the amount of $38,461.54 payable every two weeks in accordance with the Company’s regular payroll schedule; (iv) retention of 592 shares of previously vested restricted stock pursuant to her employment agreement; and (v) a lump sum payment equal to the total premiums she would be expected to pay for COBRA coverage through April 12, 2027.

Effective June 3, 2026, Mr. J. Tobin Turner, age 51, has been designated to serve as the Company’s Principal Executive Officer for SEC reporting purposes. Mr. Turner will also continue in his roles as the Company’s Executive Vice President and Chief Operating Officer in which he has served since February 2026. Mr. Turner previously served as the Company’s Senior Vice President of Marketing and Analytics from 2023 to 2026. Prior to that, he served as an Associate Professor of Economics and Business Administration at Presbyterian College from 2010-2023, including serving as Department Chair. He has also founded and managed a series of multi-location-based service businesses for over 10 years. Mr. Turner has a Ph.D. in Operations and Supply Chain Management and a Master of Business Administration.

There were no changes to Mr. Turner’s compensation in connection with this designation and no arrangements or understandings between Mr. Turner and any other person pursuant to which Mr. Turner was so designated. There are no family relationships between Mr. Turner and any of the Company’s directors or executive officers, and Mr. Turner has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ACCEPTANCE CORPORATION

Date: June 4, 2026	By:	/s/ John L. Calmes, Jr.
John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer and Treasurer